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EMERSON REPORTS THIRD QUARTER 2013 RESULTS

•	Sales declined 2 percent to $6.3 billion, with underlying sales down 1 percent

•	Earnings per share of $0.97 excluding $0.70 in charges related to divestiture of embedded computing and power business; reported earnings per share of $0.27

•	Operating cash flow increased 17 percent, with free cash flow up 20 percent

ST. LOUIS, August 6, 2013 – Emerson (NYSE: EMR) today announced that net sales for the third quarter ended June 30, 2013 decreased 2 percent from the prior year to $6.3 billion, reflecting a sluggish economic environment and difficult comparisons, as recovery from the Thailand flooding drove robust third quarter sales in the prior year. Underlying sales declined 1 percent, as divestitures deducted 1 percent and currency translation had a negligible impact, with the U.S. down 3 percent, Asia down 3 percent, and Europe down 6 percent. Emerging market growth of 2 percent was more than offset by weaker demand in mature economies.
"As expected, demand was slow in the quarter as economies around the world struggled for growth," said Chairman and Chief Executive Officer David N. Farr. "Low levels of business investment continue to reflect a cautious climate, particularly in mature markets. Despite some soft pockets, emerging markets were encouraging, as strategic investments generated growth. The near-term is expected to remain slow, but orders growth has resumed, suggesting the economic environment is beginning to stabilize and improve."
In a separate news release today, Emerson announced an agreement to sell a 51 percent stake in the embedded computing and power business to Platinum Equity. Continued weakness in the technology equipment and mobile device markets that this business serves has resulted in lower sales and earnings growth expectations, requiring a noncash pretax goodwill impairment charge of $503 million ($475 million after-tax, $0.65 per share). Additionally, anticipated repatriation of cash from this business resulted in an income tax charge of $33 million ($0.05 per share). Third quarter earnings per share including and excluding these charges were $0.27 and $0.97, respectively. Cash received from the transaction and repatriation will be used for $600 million in additional share repurchase, which is incremental to the current $800 to $900 million of annual share repurchase run rate.
Cash generation continues to be robust. Operating cash flow increased 17 percent to $995 million, driven primarily by working capital improvement, contributing to year-to-date growth of 23 percent.

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Free cash flow grew 20 percent in the quarter to $850 million, reflecting conversion from earnings (excluding charges) of 121 percent, with operating cash flow conversion of 142 percent.
"The economic environment remains difficult to predict, but we are focused on executing on the factors within our control," Farr said. "Our near-term priorities continue to be investing in strategic technologies and markets and cash generation, which exhibited encouraging progress in the quarter, and closing the sale of the embedded computing and power business. The strong cash flow supports the expectation to return at least 60 percent of operating cash flow to shareholders this year through dividends and share repurchases."

Business Segment Highlights
Process Management net and underlying sales increased 3 percent, with the U.S. down 6 percent, Asia up 8 percent, and Europe flat. Solid demand in energy and chemical end markets supported continued growth despite difficult comparisons in the prior year, when recovery from the Thailand flooding drove robust underlying growth. Underlying orders increased 8 percent, led by double digit growth in the systems and solutions business, with the power and water business particularly strong, as well as improvement in North America and double digit growth in China. As expected, segment margin of 21.5 percent declined 160 basis points, also affected by comparisons from the flooding recovery. Global project activity remains robust, with high levels of investment expected to continue. Difficult sales and margin comparisons will continue through the fourth quarter due to the flooding recovery, but end market demand will remain strong, supporting solid growth momentum into next year.
Industrial Automation net and underlying sales decreased 7 percent, with the U.S. down 6 percent, Asia flat, and Europe down 13 percent, as global demand for industrial goods remained weak. The power generating alternators business experienced the sharpest decline, but channel inventory destocking is beginning to slow, and orders should turn positive soon. Segment margin of 16.1 percent decreased 270 basis points due to nonrecurring anti-dumping duty payments received last year. Excluding the dumping duties from the comparison, margin was unchanged from the prior year, as cost containment offset significant volume deleverage. End markets for industrial goods appear to be stabilizing, with order trends improving, but are expected to remain slow in the near term, particularly in Europe.
Network Power net and underlying sales declined 5 percent, with the U.S. down 1 percent, Asia down 13 percent, and Europe down 4 percent, as demand trends were mixed among businesses. The network power systems business declined slightly, as an increase in demand for data center infrastructure was more than offset by weakness in global telecommunications markets. The embedded computing and power business declined at a double digit rate, reflecting challenging end markets and continued product line rationalization. Segment margin of 8.1 percent declined 220 basis points, primarily driven by volume deleverage and unfavorable price. Order trends are improving, as growth resumed in the quarter excluding the embedded computing and power business. End market

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improvement is expected to continue, but a large Australian project completed in the prior year will limit near-term growth.
Climate Technologies net and underlying sales decreased 2 percent, with the U.S. down 3 percent, Asia down 2 percent, and Europe down 5 percent. Residential air conditioning markets paused after strong growth in the previous quarter, as mild weather and inventory destocking affected demand. The global refrigeration business declined slightly but improved sequentially, with recovery from substantial weakness in the transportation business expected to continue. Commercial air conditioning market conditions remained slow, but order trends improved. Segment margin improved 80 basis points to 21.0 percent, as cost containment offset unfavorable product mix. In the near term, growth is expected to resume in the residential and refrigeration businesses, with demand improving in commercial end markets, supporting a stronger growth outlook for the segment.
Commercial & Residential Solutions sales declined 2 percent, reflecting a 6 percent deduction from the Knaack business divestiture. Underlying sales increased 4 percent, driven by 6 percent growth in the U.S., supported by strong demand in residential end markets. Segment margin was unchanged at 20.4 percent. Growth is expected to continue in the near term, supported by solid residential and improving nonresidential demand in the U.S., and stabilization in Europe.

Full Year 2013 Outlook
Business investment remains cautious but appears to be improving, supported by orders growth resuming in June after being down since February. Reported and underlying sales growth are expected to be approximately 1 percent, slightly lower than previous expectations, with EBIT and pretax margin approximately equal to prior year (excluding goodwill impairments). Earnings per share are trending toward the lower end of the range of $3.48 to $3.55, excluding the goodwill and tax charges related to the embedded computing and power business, or $2.78 to $2.85 including charges. Operating cash flow is expected to be approximately $3.4 billion or 14 percent of sales, with free cash flow of approximately $2.7 billion or 11 percent of sales.

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the third quarter results during a conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include our ability to

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complete the embedded computing and power transaction, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended June 30,		Percent
	2012	2013	Change

Net sales	$6,484	$6,344	(2)%
Costs and expenses:
Cost of sales	3,856	3,776
SG&A expenses	1,338	1,396
Goodwill impairment	—	503
Other deductions, net	84	107
Interest expense, net	51	51
Earnings before income taxes	1,155	511	(56)%
Income taxes	368	297
Net earnings	787	214	(73)%
Less: Noncontrolling interests in earnings of subsidiaries	17	20
Net earnings common shareholders	$770	$194	(75)%

Diluted avg. shares outstanding	734.3	722.2

Diluted earnings per common share	$1.04	$0.27	(74)%

	Quarter Ended June 30,
	2012	2013
Other deductions, net
Amortization of intangibles	$67	$53
Rationalization of operations	35	33
Other	25	21
Gains, net	(43)	—
Total	$84	$107

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			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Nine Months Ended June 30,		Percent
	2012	2013	Change

Net sales	$17,712	$17,857	1%
Costs and expenses:
Cost of sales	10,693	10,709
SG&A expenses	4,051	4,216
Goodwill impairment	—	503
Other deductions, net	279	252
Interest expense, net	167	162
Earnings before income taxes	2,522	2,015	(20)%
Income taxes	798	757
Net earnings	1,724	1,258	(27)%
Less: Noncontrolling interests in earnings of subsidiaries	38	49
Net earnings common shareholders	$1,686	$1,209	(28)%

Diluted avg. shares outstanding	736.5	724.8

Diluted earnings per common share	$2.28	$1.66	(27)%

	Nine Months Ended June 30,
	2012	2013
Other deductions, net
Amortization of intangibles	$182	$166
Rationalization of operations	89	65
Other	58	22
Gains, net	(50)	(1)
Total	$279	$252

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2012	2013
Assets
Cash and equivalents	$2,292	$2,810
Receivables, net	4,601	4,725
Inventories	2,367	2,304
Other current assets	743	667
Total current assets	10,003	10,506
Property, plant & equipment, net	3,418	3,475
Goodwill	8,739	7,514
Other intangible assets	1,856	1,698
Other	310	320
Total assets	$24,326	$23,513

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$2,060	$1,486
Accounts payables	2,617	2,614
Accrued expenses	2,561	2,783
Income taxes	158	67
Total current liabilities	7,396	6,950
Long-term debt	3,789	4,059
Other liabilities	2,476	2,240
Total equity	10,665	10,264
Total liabilities and equity	$24,326	$23,513

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		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2012	2013
Operating activities
Net earnings	$1,724	$1,258
Depreciation and amortization	617	612
Changes in operating working capital	(616)	(316)
Pension funding	(122)	(109)
Goodwill impairment, net of tax	—	475
Other, net	139	226
Net cash provided by operating activities	1,742	2,146

Investing activities
Capital expenditures	(428)	(380)
Purchase of businesses, net of cash and equivalents acquired	(178)	(20)
Other, net	(40)	(73)
Net cash used in investing activities	(646)	(473)

Financing activities
Net increase in short-term borrowings	902	273
Proceeds from long-term debt	4	499
Principal payments on long-term debt	(259)	(521)
Dividends paid	(881)	(888)
Purchases of treasury stock	(527)	(573)
Other, net	(37)	12
Net cash used in financing activities	(798)	(1,198)

Effect of exchange rate changes on cash and equivalents	(58)	(32)

Increase in cash and equivalents	240	443

Beginning cash and equivalents	2,052	2,367

Ending cash and equivalents	$2,292	$2,810

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		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended June 30,
	2012	2013
Sales
Process Management	$2,122	$2,182
Industrial Automation	1,378	1,277
Network Power	1,588	1,506
Climate Technologies	1,146	1,119
Commercial & Residential Solutions	481	472
	6,715	6,556
Eliminations	(231)	(212)
Net sales	$6,484	$6,344

Earnings
Process Management	$490	$470
Industrial Automation	259	206
Network Power	163	122
Climate Technologies	232	235
Commercial & Residential Solutions	98	96
	1,242	1,129
Differences in accounting methods	59	56
Corporate and other	(95)	(623)
Interest expense, net	(51)	(51)
Earnings before income taxes	$1,155	$511

Rationalization of operations
Process Management	$4	$4
Industrial Automation	13	14
Network Power	14	12
Climate Technologies	2	—
Commercial & Residential Solutions	2	3
Total	$35	$33

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		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Nine Months Ended June 30,
	2012	2013
Sales
Process Management	$5,518	$6,098
Industrial Automation	3,891	3,627
Network Power	4,632	4,446
Climate Technologies	2,805	2,859
Commercial & Residential Solutions	1,413	1,382
	18,259	18,412
Eliminations	(547)	(555)
Net sales	$17,712	$17,857

Earnings
Process Management	$1,021	$1,206
Industrial Automation	644	556
Network Power	419	338
Climate Technologies	490	511
Commercial & Residential Solutions	295	291
	2,869	2,902
Differences in accounting methods	163	160
Corporate and other	(343)	(885)
Interest expense, net	(167)	(162)
Earnings before income taxes	$2,522	$2,015

Rationalization of operations
Process Management	$13	$11
Industrial Automation	21	24
Network Power	40	21
Climate Technologies	8	2
Commercial & Residential Solutions	7	7
Total	$89	$65

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Reconciliations of Non-GAAP Financial Measures			Table 7
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions):

Earnings per share	Q3 2012	Q3 2013	Change
Earnings per share	$1.04	$0.27	(74)%
Goodwill impairment	—	0.65	62%
Income tax charge	—	0.05	5%
Earnings per share excl. charges*	$1.04	$0.97	(7)%

Cash flow	Q3 2012	Q3 2013	Change
Operating cash flow	$846	$995	17%
Capital expenditures	(141)	(145)	3%
Free cash flow*	$705	$850	20%

Net earnings common stockholders excl. charges*		$702
EC&P charges		(508)
Net earnings common stockholders		$194

% of net earnings common stockholders
Operating cash flow		515%
Capital expenditures		(75)%
Free cash flow*		440%
% of net earnings common stockholders excl. charges*
Operating cash flow*		142%
Capital expenditures*		(21)%
Free cash flow*		121%

Profit margin as % of sales	2012	2013E	Change
EBIT excl. impairment*	16.1%	~16.1%	~0 bps
Goodwill impairment	2.4%	~2.1%	~30 bps
EBIT*	13.7%	~14.0%	~30 bps
Interest expense, net	(0.9)%	(0.9)%	0 bps
Pretax	12.8%	~13.1%	~30 bps

Earnings per share	2012	2013E	Change
Earnings per share	$2.67	$2.78-2.85	4-6%
Goodwill impairment/charges	0.72	0.70	(1)%
Earnings per share excl. charges*	$3.39	$3.48-3.55	3-5%

Cash flow		2013E	% of Sales
Operating cash flow		~$3,400	~14%
Capital expenditures		~(700)	~(3)%
Free cash flow*		~$2,700	~11%

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